Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132911
PRICING SUPPLEMENT
(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)
Pricing Supplement Number: 2655

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C
Due Nine Months or More from Date of Issue

Fixed Rate Notes due February 15, 2017

Principal Amount:	$50,000,000*
*This number has been updated from the 424(b)(3) filing on February 12, 2007 to reflect additional sales.

Issue Price:	The Notes will be offered at varying prices related to prevailing market prices.

Denominations:	$1,000 and integral multiples thereof.

Purchase Price
to Underwriter:	100% of Principal Amount.

CUSIP Number:	59018YZQ7

Interest Rate:	6.00%, calculated on the basis of a 360 day year of twelve 30 day months (unadjusted).

Original Issue Date:	February 15, 2007

Stated Maturity Date:	February 15, 2017

Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2007 subject to the following Business Day convention.

Repayment at the Option
of the Holder:	The Notes cannot be repaid at the option of the holder prior to the Stated Maturity Date.

Redemption at the
Option of the Company:
On and after February 15, 2008, the Notes will be subject to redemption at the option of Merrill Lynch & Co., Inc. (the "Company") in whole, but not in part, on each Interest Payment Date upon 5 business days' notice at a price equal to 100% of the principal amount per Note plus accrued and unpaid interest.

Form:
The Notes will be issued in fully registered book-entry form. As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the “depository”), as depositary, and registered in the name of Cede & Co., DTC’s partnership nominee.

Trustee:	The Bank of New York

Underwriter:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”)

Business Day:
Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:	February 5, 2007